Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No 333-271120 and 333-262373) and in the Registration Statement on Form S-3 (File No. 333-267921) of our audit report dated July 26, 2023, with respect to the consolidated balance sheets of Netcapital Inc. as of April 30, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2023.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in the Registration Statements on Form S-8 and under the heading “Experts” in the Registration Statement on Form S-3.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

March 5, 2024